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                   [LETTERHEAD OF OXIS INTERNATIONAL, INC.]


FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1
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          OXIS INTERNATIONAL CLOSES $1.1 MILLION IN PRIVATE FINANCING


PORTLAND, ORE. -- DECEMBER 20, 1996 -- OXIS International, Inc. (NASDAQ: OXIS), announced today that it has closed a private round of financing for $1,100,000 in a combination of preferred and common stock. The funds were raised from European and American investors. "We are pleased that the investment community continues to support OXIS's technology and business strategies," said Dr. Anna
D. Barker, President and Chief Executive Officer.

All securities mentioned in this press release (including shares of common stock underlying other securities) have not been registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered and sold in the United States, nor may any warrants be exercised in the United States, absent registration under the Securities Act or an applicable exemption from such registration requirements.

OXIS International is a drug discovery and development company focused on the development of novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species
(ROS). The Company has one compound, BXT-51072, a mimic of the natural enzyme glutathione peroxidase, currently in Phase I clinical trials for inflammatory bowel disease. OXIS is also developing a second series of lipid soluble antioxidant compounds for potential use in treating specific dermal and ophthalmic diseases, and pursuing a discovery phase program in the cancer area. Through its catalog, the Company offers assays, spin traps, antibodies and fine chemicals to basic and clinical researchers working in the oxidative stress area.

The Company continues to pursue a public offering of its common stock on the French stock market, Le Nouveau Marche, subject to obtaining appropriate authorization from the stock market regulatory authorities.

Certain of the statements contained in this press release are forward-looking statements which involve a number of uncertainties, including the company's ability to enter the Le Nouveau Marche stock market, and to further advance its products. The events described herein may not occur in a timely manner, or at all. Accordingly, the company's future activities may differ materially from those projected in the forward-looking statements.

OXIS International is headquartered in Portland, Oregon, with research facilities outside Paris, France. Visit OXIS International on the World Wide Web at http://www.oxis.com.

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